FOURTH AMENDMENT AND WAIVER TO CREDIT AGREEMENT

         THIS FOURTH AMENDMENT AND WAIVER TO CREDIT AGREEMENT dated as of June 16, 1997 (this "Fourth Amendment") amends the Credit Agreement dated as of October 7, 1994 (as heretofore amended, the "Credit Agreement") among THE MUSICLAND GROUP, INC. (the "Borrower"), MUSICLAND STORES CORPORATION ("MSC"), various financial institutions (the "Banks") and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Agent (in such capacity, the "Agent"). Terms defined in the Credit Agreement are, unless otherwise defined herein or the context otherwise requires, used herein as defined therein.

         WHEREAS, the Borrower, MSC, the Banks and the Agent have entered into the Credit Agreement;

         WHEREAS, the parties hereto desire to amend the Credit Agreement as hereinafter set forth; and

         WHEREAS, concurrently herewith the Borrower, MSC and certain lenders are entering into a term loan agreement (the "Term Loan Agreement") that will provide for such lenders to make up to $50,000,000 of term loans to the Borrower upon the satisfaction of certain conditions;

         NOW, THEREFORE, the parties hereto agree as follows:

         SECTION 1 Amendments. Effective on (and subject to the occurrence of) the Fourth Amendment Effective Date (as defined below), the Credit Agreement shall be amended as set forth below:

         .1.1      Amendments to Definitions.  Section 1.1 shall be amended by:

         (a) Amending the definitions of "Aggregate Available Commitment", "Collateral", "Consolidated Net Worth", "Debt", "Eligible Inventory", "Eligible Inventory Limit", "Fixed Charge Coverage Ratio", "Interest Expense", "Loan Documents", "Permitted Liens", "Rent Expense" and "Senior Subordinated Indenture" in their entireties to read as follows:

                  "Aggregate Available Commitment" means at any time the least of (i) the aggregate amount of the Commitments of all Banks, (ii) the Eligible Inventory Limit and (iii)(x) with respect to the period prior to December 12, 1997, $275,000,000, (y) with respect to the period from and including December 12, 1997 to and including February 15, 1998, $255,000,000 and (z) on and after February 16, 1998,
           $245,000,000.

                  "Collateral" means all collateral on which the Agent or the Collateral Agent has a Lien pursuant to the Loan Documents.

                  "Consolidated Net Worth" means, at any time, the consolidated stockholder's equity of MSC and its Consolidated Subsidiaries (calculated without giving effect to (i) Restructuring Charges, (ii) the valuation allowance resulting from GAAP treatment of deferred taxes, (iii) the impact of changes, under GAAP, with respect to the reclassification as Debt of any lease which as of December 31, 1996 was classified as an Operating Lease and (iv) in the case of any calculation of consolidated stockholder's equity as of December 31, 1997 and December 31, 1998, any potential future tax benefit from net operating losses which would increase stockholders' equity) plus Preferred Stock (excluding any Preferred Stock which is required to be redeemed, in whole or in part, at any time prior to the date which is 91 days after the Termination Date).

                  "Debt" of any Person means at any date,  without  duplication,
           (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, other than
           (x) trade accounts payable arising in the ordinary course of business (provided that (A) trade accounts payable which bear interest shall constitute Debt if, and to the extent that, the outstanding amount of all trade accounts payable of MSC and its Subsidiaries which bear interest exceeds $100,000,000 and (B) if at any time a Specified Event (as defined below) exists, then all trade accounts payable of MSC and its Subsidiaries which bear interest shall constitute Debt until a Specified Event no longer exists) and (y) trade accounts payable of such Person which are subject to a bona fide dispute between such Person and the Person claiming payment, (iv) all obligations of such Person as lessee under Capital Leases, (v) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person and (vi) all Debt of others Guaranteed by such Person. For purposes of part (B) of the proviso to clause (iii)(x) above, a Specified Event shall exist at any time that the aggregate amount of all interest paid on trade accounts payable of MSC and its Subsidiaries (calculated for the period ending on the last day of the most recent month for which such information is available) exceeds either (I) $5,000,000 for the period of 12 consecutive months ending on the date of calculation or
           (II) $2,000,000 for the period of three consecutive months ending on the date of calculation.

                  "Eligible Inventory" means, as of any date, the value (determined at the lower of cost or market on a first-in, first-out basis) of all inventory owned by (and in the possession or under the control of) the Borrower or any of its Subsidiaries to the extent constituting readily marketable assets of a type sold by the Borrower or such Subsidiary in the ordinary course of business

          (excluding any such inventory which is subject to any Lien other than the Lien in favor of the Collateral Agent arising under the Security Agreement for the benefit of the Banks and the "Banks" under and as defined in the Term Loan Agreement), provided that the Required Banks (through the Agent) may at any time exclude from Eligible Inventory any type of inventory that the Required Banks reasonably determine not to be readily marketable or returnable to the vendor as set forth, from time to time, in one or more notices from the Agent to the Borrower.

                  "Eligible Inventory Limit" means, as of any date, the lesser of (a) the amount of Debt (as defined in the Senior Subordinated Indenture) permitted to be incurred by the Borrower and its
           Subsidiaries pursuant to Section 3.8(a)(i) (and, to the extent applicable, Section 3.8(a)(vii)) of the Senior Subordinated Indenture and (b) an amount equal to 60% of Eligible Inventory as of the last day of the most recent fiscal month for which the Borrower has delivered to the Agent an Eligible Inventory Certificate.

                  "Fixed Charge Coverage Ratio" means, for any period of four consecutive fiscal quarters of MSC ending on the last day of a fiscal quarter, the ratio of (a) the sum of EBITDA for such period (calculated without giving effect to (i) the valuation allowance resulting from GAAP treatment of deferred taxes and (ii) the impact of changes, under GAAP, with respect to the reclassification as Debt of any lease which as of December 31, 1996 was classified as an Operating Lease) plus Rent Expense for such period to (b) Fixed Charges for such period plus Restricted Payments made in such period.

                  "Interest Expense" means, for any period, the interest expense of MSC and its Consolidated Subsidiaries determined on a consolidated basis for such period. Notwithstanding the foregoing, Interest Expense shall not include any amount payable in respect of any lease which was classified as an Operating Lease as of December 31, 1996 if, and to the extent that, such amount is included in Rent Expense.

                  "Loan Documents" means this Agreement, the Notes, the Subsidiary Guaranty, the Musicland Pledge Agreement, the Security Agreement and each Subsidiary Pledge Agreement, in each case as amended or otherwise modified from time to time.

                  "Permitted Liens" means Liens permitted by Section 5.14.

                  "Rent Expense" means, for any period, the aggregate amount payable during such period by a lessee with respect to and pursuant to the terms of all Operating Leases as would be required to be reported in the financial statements of MSC and its Consolidated Subsidiaries for such period as the total rent expense in accordance with generally accepted accounting principles as in effect on the date of this Agreement; provided, however, that any lease which was classified as an Operating Lease as of December 31, 1996 shall be treated as an Operating Lease for purposes of this definition notwithstanding the reclassification under GAAP of such lease as Debt after such date (and "Rent Expense" shall not include the portion of any payment under such lease attributable to the principal of the Debt under such lease as so reclassified).

                  "Senior Subordinated Indenture" means the Indenture dated as of June 17, 1993 between MSC, the Borrower and Bank One, N.A., formerly known as Bank One, Columbus, N.A. (as successor to Harris Trust and Savings Bank), as Trustee, pursuant to which the Senior Subordinated Notes were issued, as amended or otherwise modified from time to time.

         (b) Adding the following definitions, each in the appropriate alphabetical position:

                  "Base Rate Margin" means a per annum rate equal to (x) for the period prior to April 30, 1998, 0.25% and (y) thereafter, 0.50%.

                  "Collateral Agent" means Morgan Guaranty Trust Company of New York in its capacity as collateral agent for the Banks hereunder and the lenders under the Term Loan Agreement, and its successors in such capacity.

                  "Restructuring Charges" means (x) up to $75,000,000 of liabilities recorded on the books of MSC in 1996 in connection with facility closing decisions, termination of employees and costs related to the foregoing, (y) up to $20,000,000 of liabilities (not more than $10,000,000 of which may be cash charges) recorded on the books of MSC after December 31, 1996 in connection with facility closing decisions, termination of employees and costs related to the foregoing and (z) up to $3,000,000 of non-recurring professional fees recorded on the books of MSC in any fiscal quarter beginning with the fiscal quarter ended March 31, 1997.

                  "Security Agreement" means a Security Agreement among the Borrower, various Subsidiaries and the Collateral Agent substantially in the form of Attachment 3 to the Fourth Amendment to this Agreement, as amended or otherwise modified from time to time.

                  "Term Loan Agreement" means the Term Loan Agreement dated as of June 16, 1997 among MSC, the Borrower, certain lenders and Morgan Guaranty Trust Company of New York, as agent, as amended or otherwise modified from time to time.

         (c) Deleting the definitions of "Debt and Trade Payables to Eligible Inventory Ratio", "Excess Amount" and "1996 Restructuring Charge".

         (d) Deleting clause (F) from the definition of "Net Income" and inserting in lieu thereof "(F) Restructuring Charges and, if applicable, non-recurring professional fees recorded on the books of MSC in the third and fourth fiscal quarters of 1996".

         (e) Deleting the words "one, two, three or six months" where they appear in clause (1) of the definition of "Interest Period" and inserting in lieu thereof "one, two or three months."

         (f) Deleting the text of clauses (1)(c), (2)(b), (4)(c) and (5)(b) in the definition of "Interest Period" and inserting in lieu thereof the following new text in each of such clauses:

                    "the Borrower may not select any Interest Period which would end after the Termination Date or which would result in the aggregate principal amount of all Fixed Rate Loans having Interest Periods ending after any date on which the Commitments are to be reduced pursuant to clause (iii) of the definition of Aggregate Available Commitment being in excess of the amount of the maximum amount of the Aggregate Available Commitment as so reduced on the applicable date."

         .1.2 Amendments to Interest Rate Provisions. Section 2.8 shall be amended by (i) adding the words "plus the Base Rate Margin" at the end of the first sentence of Section 2.8(a), (ii) deleting the number "2%" where it appears in the third sentence of Section 2.8(a) and inserting in lieu thereof "2.25% (or, on and after April 30, 1998, 2.5%)", (iii) deleting the second sentence of
Section 2.8(c) and inserting in lieu thereof the following:

                    Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than one month, at intervals of one month after the first day thereof.

and (iv) deleting the definition of "Euro-Dollar Margin" in Section 2.8(c) and inserting in lieu thereof the following:

                    "Euro-Dollar Margin" means a rate per annum equal to (x) for
                    the  period  prior  to  April  30,   1998,   1.75%  and  (y)
                    thereafter, 2.00%.

         .1.3  Amendments  to  Conditions  Precedent  to Credit  Extensions.
Section 3.2 shall be amended by deleting clause (g) and inserting in lieu thereof the following:

                  (g) in the case of any Credit Extension (other than a Refunding Borrowing), the fact that, as of the most recent date reported on by the Borrower, the aggregate amount of all trade accounts payable of MSC and its

          Subsidiaries arising out of the purchase of inventory is not less than the aggregate amount of all Outstanding Credit Extensions;

         .1.4  Amendment to Material  Adverse  Change  Representation.  Section
4.4 shall be amended by deletingclause (c) and inserting in lieu thereof the following:

                    "(c) Except as disclosed in MSC's Form 10-Q for the quarter ended March 31, 1997 as filed with the Securities and Exchange Commission, since December 31, 1996 there has been no material adverse change in the business, financial position or results of operations of MSC and its Consolidated Subsidiaries, taken as a whole."

         .1.5 Amendments to Reporting Covenants. Section 5.1 shall be amended by deleting clauses (j) through (o) thereof and substituting the following therefor.

                  (j) within 90 days after the end of each  fiscal  year of MSC,
           (a) a consolidated financial forecast of the revenues, earnings and cash flow of MSC and its Consolidated Subsidiaries for the following fiscal year, with such forecast to be accompanied by supporting schedules setting forth the material assumptions employed, all prepared in reasonable detail, and (b) a monthly cash flow budget for the following 12 months, substantially in the form of Exhibit N hereto;

                  (k) bi-weekly not later than the Friday following the week ended the previous Saturday, commencing June 27, 1997 and continuing every two weeks thereafter, a certificate of the chief financial officer or the Treasurer (or, in the absence of both of the foregoing, an Assistant Treasurer) of MSC with respect to inventory and trade accounts payable, available cash balances of MSC and its Subsidiaries detailed by account, and receipts/disbursements cash flow, all substantially in the form of Exhibit O hereto;

                  (l) monthly not later than 20 days after the end of each month, a certificate of the chief financial officer or the Treasurer (or, in the absence of both of the foregoing, an Assistant Treasurer) of MSC with respect to cash flows for such month, substantially in the form of Exhibit P hereto;

                  (m) monthly not later than 30 days (or (i) in the case of January, 60 days, (ii) in the case of March, June and September, 45 days and (iii) in the case of December, 90 days) after the end of each month, a monthly statement of operations of MSC and its Subsidiaries substantially in the form delivered to the Banks prior to the date of the Fourth Amendment to this Agreement; and

                  (n) from time to time such additional information regarding the financial position, results of operations or business of MSC or any of its Subsidiaries as the Agent, at the request of any Bank, may reasonably request.

         1.6 Amendment of Fixed Charge Coverage Covenant.Section 5.7 shall be amended and restated to read in its entirety as follows:

                  SECTION 5.7. Fixed Charge Coverage Ratio. MSC will not permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter ending during any period set forth below to be less than the ratio set forth for such period:

                  (a) 0.75 to 1.0 for the period from March 31, 1997 to December 30, 1997;

                  (b) 0.95 to 1.0 for the period from December 31, 1997 to March 30, 1998;

                  (c) 1.0 to 1.0 for the period from March 31, 1998 to June 29, 1998;

                  (d) 1.05 to 1.0 for the period from June 30, 1998 to September 29, 1998;

                  (e) 1.13 to 1.0 for the period from September 30, 1998 to December 30, 1998; and

                  (f) 1.20 to 1.0 for the period on and after December 31, 1998.

         .1.7     Amendment of Net Worth Covenant.  Section 5.8 shall be amended and  restated  to read in its entirety as follows:

                  SECTION 5.8. Consolidated Tangible Net Worth. MSC will not permit Consolidated Tangible Net Worth at any time to be less than the sum of

                  (a) with respect to any period set forth below, the amount set forth across from such period

                  Period                              Amount
                  ------                              ------

                  3/31/97 - 6/29/97                  ($10,000,000)
                  6/30/97 - 9/29/97                  ($30,000,000)
                  9/30/97 - 12/30/97                 ($50,000,000)
                  12/31/97 - 3/30/98                 ($ 5,000,000)
                  3/31/98 - 6/29/98                  ($15,000,000)
                  6/30/98 - 9/29/98                  ($30,000,000)
                  9/30/98 - 12/30/98                 ($40,000,000)

                  12/31/98 - 3/30/99                 ($10,000,000)
                  3/31/99 - 6/29/99                  ($25,000,000)
                  6/30/99 and thereafter             ($35,000,000)

         plus (b) 50 percent of the Net Securities Proceeds received by MSC on or after December 31, 1995 from issuance of its Capital Stock or any rights in respect thereof plus (c) 50 percent of any excess of (x) the Net Securities Proceeds received by the Borrower or any Wholly-Owned Subsidiary of the Borrower from the sale or other disposition of the Capital Stock of any Subsidiary over (y) the book value of such Capital Stock, without giving effect to any write-up or writedown of such book value after March 29, 1996.

                  For purposes of computing changes in MSC's Consolidated Tangible Net Worth resulting from any consolidated after-tax net income or loss for any period other than a full fiscal year, MSC's tax liability or tax benefit for such period shall be computed using an effective combined federal, state and local income tax rate of 42% on the consolidated net income or loss of MSC through such date in lieu of the tax liability or tax benefit prescribed by GAAP.

         1.8 Amendment of Debt to Capitalization Covenant. Section 5.9 shall be amended and restated to read in its entirety as follows:

                  SECTION 5.9. Debt to Total Capitalization Ratio. MSC will not permit the ratio of (a) the consolidated Debt of MSC and its Consolidated Subsidiaries to (b) the sum of (i) the consolidated Debt of MSC and its Consolidated Subsidiaries plus (ii) Consolidated Net Worth (without giving effect to any writedown of goodwill after December 31, 1996) as of the last day of any fiscal quarter ending during any of the periods set forth below to be greater than the ratio set forth for such period:

                  (a) .70 to 1.0 for the period from March 31, 1997 to June 29 1997;

                  (b) .75 to 1.0 for the period from June 30, 1997 to September 29, 1997;

                  (c) .80 to 1.0 for the period from September 30, 1997 to December 30, 1997;

                  (d) .70 to 1.0 for the period from December 31, 1997 to June 29, 1998;

                  (e) .72 to 1.0 for the period from June 30, 1998 to September 29, 1998;

                  (f) .75 to 1.0 for the period from September 30, 1998 to December 30, 1998;

                  (g) .70 to 1.0 for the period from December 31, 1998 to March 30, 1999; and

                  (h) .75 to 1.0 thereafter.

         .1.9 Amendments to Debt Covenant. Section 5.11 shall be amended by (i) deleting the words "Intentionally deleted" after the designation (e) and inserting in lieu thereof "Debt under the Term Loan Agreement in an aggregate principal amount not exceeding $50,000,000", (ii) deleting the word "and" following clause (g) thereof, (iii) changing the designation of clause (h) from "(h)" to "(j)" and, within such new clause (j), substituting the words "clause
(j)" for the reference to "clause (h)" and (iv) inserting the following  clauses
(h) and (i):

                  (h) intercompany debt up to $10,000,000 resulting solely from the non-cash impact of accounting for stock contributions related to the Borrower's existing KSOP; and

                  (i) Debt resulting from any reclassification, under GAAP, as Debt of any lease which at any time prior to January 1, 1997 was a Synthetic Lease or an Operating Lease and any refinancings of such Debt (provided that the amount of Debt so refinanced shall not be greater than the original amount of Debt under the applicable lease as so reclassified); and

          1.10 Amendments to Synthetic Lease Covenant. Section 5.12 shall be amended by (i) deleting each reference in clause (a) thereof to "clause (h)" and inserting in lieu of each thereof the words "clause (j)" and (ii) inserting the following clause (c) at the end thereof:

                  (c) MSC will not, and will not permit any Subsidiary to, enter into any amendment to or other modification of any document relating to any Synthetic Lease Transaction (as defined in Section 2 of the Fourth Amendment to this Agreement) which would (i) permit any additional Lien to secure any obligation thereunder, (ii) provide for any payment of fees, increase in interest rates or other material benefit which is more favorable than corresponding terms included in the Third and Fourth Amendments (or any subsequent amendment) to this Agreement or
         (iii) provide for any payment of any Synthetic Lease Obligation which would result in the lenders thereunder having received payment of a greater percentage of the original amount of the Synthetic Lease Obligations thereunder than the percentage in the reductions in the amount of the original Commitments hereunder which have been made since December 1, 1996.

         .1.11 Amendments to Lien Covenant. Section 5.14 shall be amended by (i) deleting the word "and" following clause (f) thereof; (ii) changing the designation of clause (g) from "(g)" to "(i)"; (iii) inserting the following clauses (g) and (h) therein:

                  (g) Liens securing the obligations under the Term Loan Agreement and any guaranty thereof;

                  (h) Liens securing Debt permitted by Section 5.11(i);

(iv) deleting the words "clauses (a) through (g)" in the final paragraph of such Section and inserting in lieu thereof the words "clauses (a) through (i)"; and
(v) deleting clause (ii) of the final paragraph of such Section and inserting in lieu thereof the following:

                  (ii) the Borrower will not at any time permit the aggregate amount of all obligations secured by Liens on inventory of the Borrower and its Subsidiaries (other than Liens described in clauses (a) and (g) above) to exceed $5,000,000.

         .1.12    Amendments to Capital Expenditure Covenant.  (a) Clause (a) of
Section 5.16 shall be amended and restated to read in its entirety as follows:

                  (a) MSC will not, and will not permit any of its Subsidiaries (other than the Borrower and its Subsidiaries) to, make any Capital Expenditure. The Borrower will not, and will not permit any of its Subsidiaries to, make any Capital Expenditure in any fiscal year of MSC in excess, in the aggregate for the Borrower and its Subsidiaries, of the amount set forth below for such fiscal year (provided that the amount permitted, for the 1998 fiscal year shall be increased by the amount, if any, by which $20,000,000 exceeds the actual Capital Expenditures made by the Borrower and its Subsidiaries in the 1997 fiscal year).

                  Fiscal year ended Amount

                  12/31/97          $20,000,000
                  12/31/98          $22,000,000.

         For purposes of calculating the amount of Capital Expenditures in any year, the reclassification, under GAAP, as Debt of any lease which at any time prior to January 1, 1997 was a Synthetic Lease or an Operating Lease shall be disregarded, except that any increase in the amount of the annual payments under any lease which is so reclassified or is refinanced shall constitute a Capital Expenditure; and

                  (b)  Section   5.16  is  further   amended  by  deleting   the
         definitions of "Excess Amount" and "Carryover Amount" therein.

         .1.13    Amendments  to  Guarantee  Covenant.  Section  5.18 shall be amended by  deleting  clause (d) and inserting in lieu thereof the following:

         (d) Guarantees by MSC and Subsidiaries of the Borrower of the obligations of the Borrower under the Term Loan Agreement.

         .1.14    Revision of Certain  Covenants.  Sections  5.23 and 5.24 shall be amended and restated to read in their entireties as follows:

                  SECTION 5.23. Security Agreement. So long as the combined Commitments of all Banks, or the Outstanding Credit Extensions, exceed $245,000,000, the Borrower will, and will cause each Subsidiary to, take such actions as are necessary or as the Agent (acting at the request of any Bank) may reasonably request from time to time to ensure that the Collateral Agent has, pursuant to the Security Agreement, a perfected, first-priority Lien (subject only to Permitted Liens) on substantially all inventory of the Borrower and its Subsidiaries (excluding inventory of TMG U.K.-Delaware located outside the United States) securing any portion of the Outstanding Credit Extensions in excess of $245,000,000.

                  SECTION 5.24. [Intentionally Deleted.]

         .1.15 Amendment to Default Provisions. Clause (a) of Section 6.1 shall be amended by adding a comma and the following language before the semicolon at the end thereof: "and, solely in the case of any mandatory prepayment due on December 12, 1997 as a result of the scheduled reduction in the Aggregate Available Commitment on such date, such failure shall continue for one Domestic Business Day."

         .1.16     Amendment  of Trade  Payable  Defaults.  Clauses  (o) and (p)
of Section 6.1 shall be amended in their entirety to read as follows:

                  (o) the aggregate amount of all trade accounts payable of MSC and its Subsidiaries arising out of the purchase of inventory shall be less than 85% of the Outstanding Credit Extensions as of any date for which trade accounts payable are reported pursuant to Section 5.1(k); or

                  (p) the aggregate amount of all trade accounts payable of MSC and its Subsidiaries arising out of the purchase of inventory shall be less than the Outstanding Credit Extensions as of any two consecutive dates for which trade payables are reported pursuant to Section 5.1(k);

         1.17 Pricing Schedule. The Pricing Schedule shall be amended by deleting all references therein to "Euro-Dollar Margin" and "CD Margin".

         .1.18 Amendments of Exhibits. Exhibits M, N, O, P and Q shall be deleted and replaced by Exhibits M, N, O and P hereto, respectively.

         SECTION 2 Waiver. Effective on (and subject to the occurrence of) the Fourth Amendment Effective Date, the Required Lenders waive any Event of Default arising under Section 6.1(f) of the Credit Agreement with respect to any Synthetic Lease Transaction; provided that (i) such waiver shall only be effective until the date of the initial loans under the Term Loan Agreement and
(ii) notwithstanding such waiver, an Event of Default shall exist immediately if any event or condition shall occur which results in the acceleration of any Synthetic Lease Obligations in excess of the maximum amount permitted to be paid pursuant to Section 5.12(c) of the Credit Agreement. For purposes of the foregoing, "Synthetic Lease Transaction" means each of (a) the Participation Agreement dated as of May 12, 1995 among NatWest Leasing Corporation, Media Play Trust, Yasuda Bank and Trust Company, National Westminster Bank Plc, various other lenders and Media Play, Inc., and the Master Lease and other documents referred to therein and (b) the Participation Agreement dated as of March 31, 1994 among Musicland Retail, Inc., Shawmut Bank Connecticut, National Association, Kleinwort Benson Limited, The Long-Term Credit Bank of Japan, Ltd., Chicago Branch, Credit Lyonnais Cayman Island Branch and The Fuji Bank, Limited, and the Master Lease and other documents referred to therein.

     SECTION 3 Representations and Warranties. The Borrower and MSC represent and warrant to the Agent and the Banks that (a) except to the extent disclosed in annual and quarterly filings filed by MSC or the Borrower with the Securities and Exchange Commission since October 7, 1994, each representation and warranty set forth in Section 4 of the Credit Agreement, as amended hereby (as so amended, the "Amended Credit Agreement"), is true and correct as of the date of the execution and delivery of this Fourth Amendment by the Borrower and MSC (and assuming the effectiveness hereof), with the same effect as if made on such date; (b) the execution and delivery by the Borrower and MSC of this Fourth Amendment, the execution and delivery by the Borrower and each applicable Subsidiary of the Security Agreement (as defined below) and the execution and delivery by the Borrower, MSC and each applicable Subsidiary of the other documents to be executed by such entity pursuant hereto, the performance by the Borrower and MSC of their respective obligations under the Amended Credit Agreement and the performance by the Borrower and each applicable Subsidiary of their respective obligations under the Security Agreement (i) are within the corporate powers of the Borrower, MSC and each applicable Subsidiary, (ii) have been duly authorized by all necessary corporate action on the part of the Borrower, MSC and each applicable Subsidiary, (iii) have received all necessary governmental and regulatory approval and (iv) do not and will not contravene or conflict with, or result in or require the creation or imposition of any Lien (other than Liens arising under the Security Agreement) under, any provision of Applicable Law or of the respective certificate of incorporation or by-laws of the Borrower, MSC or any applicable Subsidiary or of any agreement, instrument, order or decree which is binding upon the Borrower, MSC or any applicable Subsidiary; (c) the Amended Credit

            Agreement is the legal,  valid and binding obligation of each of the
Borrower and MSC, enforceable against the Borrower and MSC in accordance with its terms; and (d) when duly executed and delivered, the Security Agreement will be the legal, valid and binding obligation of the Borrower and each applicable Subsidiary, enforceable against each such entity in accordance with its terms.
SECTION 4 Effectiveness. The amendments set forth in Section 1 and the waiver set forth in Section 2 above shall become effective on the date (the "Fourth Amendment Effective Date") when (a) the Agent shall have received

                  (i) counterparts of this Fourth Amendment executed by the Borrower, MSC and the Required Banks (it being understood that, in the case of any Bank, the Agent may rely upon facsimile confirmation of the execution of a counterpart hereof by such Bank for purposes of determining the effectiveness hereof);

                  (ii) for the account of each Bank, an amendment fee equal to 0.375% of such Bank's Commitment (it being understood that the Agent shall distribute the applicable fee to each Bank promptly upon receipt thereof);

                  (iii) opinions of Linda Alsid Ruehle, Assistant General Counsel of the Borrower, substantially in the form of Attachment 1 hereto, and Latham & Watkins, substantially in the form of Attachment 2 hereto;

                  (iv) counterparts of a Security Agreement in substantially the form of Attachment 3 hereto (the "Security Agreement") executed by the Borrower, each Subsidiary of the Borrower and Morgan Guaranty Trust Company of New York, in its capacity as collateral agent for the Banks and the lenders under the Term Loan Agreement (the "Collateral Agent");

                  (v) evidence that the Borrower and its Subsidiaries have executed and delivered to the Collateral Agent such UCC-1 Financing Statements and such other documents, instruments and certificates as the Collateral Agent may deem necessary or desirable to perfect the Collateral Agent's Lien in the property subjected to a security interest by the Security Agreement, together with evidence of the due filing of such financing statements in all jurisdictions deemed necessary or desirable by the Collateral Agent;

                  (vi) evidence satisfactory to the Agent that the required majority of the holders of the Senior Subordinated Notes have waived all provisions of the Senior Subordinated Indenture that would prohibit the incurrence of the Debt contemplated under the Term Loan Agreement or would prohibit, or require that an equal and ratable Lien be granted in connection with, the Liens in favor of the Collateral Agent under the Security Agreement; and
                  (vii) all documents the Agent may reasonably request relating to the existence of the Borrower and the other Loan Parties, the corporate authority for and the validity of this Agreement and the other Loan Documents, and any other matters relevant hereto, all in form and substance satisfactory to the Agent; and

         (b) the Borrower shall have received amendments to existing synthetic leases acceptable to the Borrower, it being understood that the Borrower may, in its sole discretion, waive this clause (b).

         SECTION 5 Miscellaneous.

         5.1 Continuing Effectiveness, etc. As herein amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. After the Fourth Amendment Effective Date, all references in the Credit Agreement and the other Loan Documents to "Credit Agreement", "Agreement" or similar terms shall refer to the Amended Credit Agreement.

         5.2 Counterparts. This Fourth Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Fourth Amendment.

         5.3 Governing Law. This Fourth Amendment shall be a contract made under and governed by the internal laws of the State of New York applicable to contracts made and to be performed entirely within such State.

         5.4 Successors and Assigns. This Fourth Amendment shall be binding upon the Borrower, MSC, the Banks and the Agent and their respective successors and assigns, and shall inure to the benefit of the Borrower, MSC, the Banks and the Agent and the respective successors and assigns of the Banks and the Agent.

         5.5 Limitation on CD Loans. Notwithstanding anything to the contrary in the Credit Agreement or in any other Loan Document, the Borrower may no longer borrow CD Loans or maintain or convert any Borrowing into CD Loans.

         5.6 Collateral Agent. (a) The Required Banks hereby authorize the Agent to act as Collateral Agent under the Security Agreement. The Required Banks, the Company and the Agent hereby agree that (i) in so acting, the Collateral Agent shall be entitled to all rights, exculpations, immunities, benefits and privileges accorded to the "Agent" under the Credit Agreement and (ii) each reference in Article VII and Sections 10.3 and 10.8 of the Credit Agreement to the "Agent" shall be deemed to include the Agent acting in its capacity as the Collateral Agent.

         (b) Without limiting clause (a) above, the Collateral Agent is authorized on behalf of all Banks, without the necessity of any notice to or further consent from the Banks, from time to time to take any action with respect to the Security Agreement and any collateral thereunder which may be necessary to perfect and maintain perfected the Liens upon the collateral granted pursuant to the Security Agreement.

         5.7 Costs and Expenses. Without limiting the provisions of Section 10.3 of the Credit Agreement, the Borrower agrees to pay (i) the reasonable fees and charges of Mayer, Brown & Platt, Zalkin, Rodin & Goodman LLP and Ernst & Young LLP, professional advisors to the Agent and the Banks, in connection with the Credit Agreement, this Fourth Amendment and matters relating thereto (including the monitoring and administration of the provisions hereof and thereof), and any additional amendments to or waivers under the Credit Agreement (such fees and charges to be billed monthly and paid, without application of any deposit, not later than 20 days after receipt by the Borrower) and (ii) the reasonable out-of-pocket expenses of the Banks (excluding professional fees other than (x) those described above and (y) those provided for in Section 10.3 of the Credit Agreement; it being understood and agreed that the Banks are not entitled to payment of any professional fees under Section 10.3(a)(ii) of the Credit Agreement based on any Event of Default occurring prior to the Fourth Amendment Effective Date) in connection with the Credit Agreement.

         5.8 Going Concern Qualification. The Required Banks hereby agree that a "going concern" qualification shall be an acceptable qualification in MSC's audit reports for the years ending December 31, 1996 and December 31, 1997 delivered pursuant to Section 5.1(a) of the Credit Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

                                                  THE MUSICLAND GROUP, INC.


                                                  By
                                                   --------------------------
                                                   Title:


                                                  MUSICLAND STORES CORPORATION


                                                  By
                                                   --------------------------
                                                   Title:

                                                  MORGAN GUARANTY TRUST COMPANY
                                                  OF NEW YORK


                                                  By
                                                   --------------------------
                                                   Title:


                                                FIRST BANK NATIONAL ASSOCIATION


                                                By
                                                   --------------------------
                                                   Title:


                                                  THE BANK OF TOKYO-MITSUBISHI,
                                                  LTD.


                                                  By
                                                   --------------------------
                                                   Title:


                                                  THE BANK OF NOVA SCOTIA


                                                  By
                                                   -------------------------
                                                   Title:


                                                  CITIBANK, N.A.


                                                  By
                                                   -------------------------
                                                   Title:


                                                  CREDIT AGRICOLE


                                                  By
                                                   -------------------------
                                                   Title:


                                                 CREDIT LYONNAIS NEW YORK BRANCH

                                                 By
                                                   -------------------------
                                                   Title:


                                                  WELLS FARGO BANK


                                                  By
                                                   -------------------------
                                                   Title:


                                                  THE FUJI BANK, LIMITED


                                                  By
                                                   ------------------------
                                                  Title:


                                                  THE HOKKAIDO TAKUSHOKU BANK,
                                                  LTD., NEW YORK BRANCH


                                                 By
                                                   ------------------------
                                                   Title:


                                                  THE LONG-TERM CREDIT BANK OF
                                                  JAPAN, LTD., CHICAGO BRANCH


                                                 By
                                                   ------------------------
                                                   Title:

                                                  NBD BANK, N.A.


                                                  By
                                                   ------------------------
                                                   Title:

                                                  PNC BANK, NATIONAL ASSOCIATION


                                                  By
                                                   ------------------------
                                                   Title:



                                                  SOCIETE GENERALE


                                                  By
                                                   ------------------------
                                                   Title:


                                                  BEAR, STEARNS INVESTMENT
                                                  PRODUCTS INC.


                                                  By
                                                   ------------------------
                                                   Title:


                                                  MERRILL LYNCH, PIERCE, FENNER
                                                  & SMITH INCORPORATION


                                                  By
                                                   ------------------------
                                                   Title:


                                                  BANK OF AMERICA ILLINOIS


                                                  By
                                                   ------------------------
                                                   Title:


                                                  DLJ CAPITAL FUNDING, INC.


                                                  By
                                                   ------------------------
                                                   Title:

                                                  MORGENS WATERFALL DOMESTIC
                                                  PARTNERS, L.L.C.


                                                  By
                                                   ------------------------
                                                   Title:


                                                  NATIONSBANK, N.A.


                                                  By
                                                   ------------------------
                                                   Title:


                                                  FERNWOOD RESTRUCTURINGS LTD.


                                                  By
                                                   ------------------------
                                                   Title:


                                                  HALCYON DISTRESSED SECURITIES,
                                                  L.P.


                                                  By
                                                   ------------------------
                                                   Title:


                                                  MORGAN GUARANTY TRUST COMPANY
                                                  OF NEW YORK, as Agent


                                                  By
                                                   ------------------------
                                                   Title:

                                                                  EXHIBIT M
                                                                  ---------
                         NOTICE OF COMMITTED BORROWING1


Date:      , 199
     ------     --
To: Morgan Guaranty Trust Company of New York, as Agent for the Banks under the Credit Agreement dated as of October 7, 1994 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement") among The Musicland Group, Inc., Musicland Stores Corporation, the Banks party thereto and Morgan Guaranty Trust Company of New York, as Agent.

Ladies/Gentlemen:

         Please refer to the Credit Agreement. Capitalized terms used herein have the meanings ascribed to such terms in the Credit Agreement.

         The Borrower hereby gives you notice  irrevocably,  pursuant to Section
2.2 of the Credit Agreement, of the Borrowing specified below:

                  ()  The date of the proposed Borrowing is        , 199  .
                                                           --------     --
                  ()  The aggregate amount of the proposed Borrowing is $      .
                                                                         -------

                  () The  Borrowing is to be comprised of $------- of [Base Rate
         Loans][Euro-Dollar   Loans]  having  an  Interest   Period  of  -------
         [days/months].


         The Borrower hereby certifies that the following statements will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds thereof:

                  () The representations and warranties of the Borrower contained in the Credit Agreement will be true on as of such date (except (i) in the case of a Refunding Borrowing, the representations and warranties set forth in Section 4.4(c) and 4.6 as to any matter which has theretofore been disclosed in writing by the Borrower or MSC to the Banks, and (ii) in the case of any Borrowing before March 31, 1997, the representation and warranty set forth in Section 4.4(c)).

-----------
1        Revise appropriately for other types of Credit Extensions.

                  () No Default (or, in the case of a Refunding Borrowing, no Event of Default) has occurred and is continuing, or would result from such proposed Borrowing.

                  () The proposed Borrowing will not cause the aggregate Outstanding Credit Extensions to exceed the Aggregate Available Commitment.

                  () Not more than ten separate Borrowings will be outstanding after giving effect to such Borrowing.

                  [(e) As of the most recent reporting date pursuant to Section --- of the Credit Agreement, the aggregate amount of all trade payables of MSC and its Subsidiaries arising out of the purchase of inventory is not less than the aggregate amount of all Credit Extensions.]2

                            THE MUSICLAND GROUP, INC.


                                                 By:
                                                    ------------------------
                                                 Title:
                                                       ---------------------

-----------
2 Clause (e) is not required in the case of a Refunding Borrowing.